ALPHARMA INC.
AMENDED AND RESTATED
DEFERRED COMPENSATION PLAN
EFFECTIVE JULY 1, 1984
AMENDED OCTOBER 14, 1994

PREAMBLE

This Plan is an unfunded, unqualified deferred compensation arrangement for a select group, of directors and highly compensated personnel ("Participants") and all rights of any Participant hereunder shall be governed and construed strictly in accordance with the terms of the Plan, as from tine to time amended.

TERMS AND CONDITIONS

I. Administration

Full power and authority to construe, interpret and administer the Deferred Compensation Plan of ALPHARMA INC. (the "Plan") shall be vested in a committee (the "Committee") consisting of the Vice President - Finance, Vice President - Human Resources, Secretary and Treasurer of ALPHARMA INC. (the "Employer") and/or such other officer(s) of the Employer as the President may appoint The Committee's interpretations and construction of the Plan, and its actions thereunder, shall be binding and conclusive on all persons for all purposes. In particular, the Committee shall make each determination provided for in the Plan and may promulgate such rules and regulations as the Committee considers necessary or appropriate for the implementation or management of the Plan Any determination so made shall be conclusive, including the determination of a Participant's account balance, the amount of charges or credits thereto and the effectiveness and interpretation of any Deferral Notice. The Committee may act at a meeting of two or more members or by the written consent of a majority of its members, which shall for all purposes constitute a valid and effective act of the Committee whether or not all members of a Committee were notified of or approved such act

Committee members may be Participants in the Plan, but no member of the Committee may participate in any decision directly affecting the computation of his/her benefits under the Plan or the approval of any emergency payments requested by him/her in accordance with the Plan.

No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation, construction and administration of this Plan unless attributable to his/her own willful misconduct or lack of good faith.

II. Eligibility

Participants eligible to participate in the Plan shall include those individuals designated by the Chief Executive Officer who are in a select group of management or arc highly compensated.

Ill Deferred Amounts

A. Salary, Fees and Commissions,

Each Participant electing to defer salary, fee or commission compensation shall designate in writing, the amount (expressed in terms of dollars or a percentage) of such compensation to be deferred in each succeeding calendar quarter under the Plan Such notice ("the Deferral Notice") shall be delivered to a member of the Committee at least thirty (30) days prior to the beginning to the first calendar quarter with respect to which compensation is to be deferred. A Deferral Notice may subsequently be modified or terminated at any time by a Participant upon thirty (30) days' prior written notice to the Committee but such modification or termination shall be effective only with respect to calendar quarters beginning after modifying or terminations of such notice is received by a member of the Committee. A deferral as to any calendar quarter shall be effective only as to the compensation earned (including directors lees) with respect to the subject calendar quarter, and for this purpose salaries or fees stated on an annual basis shall be deemed to be earned in equal proportions during each quarter of the year, and commissions shall be deemed earned in the calendar quarter in which such commissions are earned for payment purposes under the Employer's then prevailing policy.

B. Bonuses

Each Participant electing to defer bonus compensation shall designate by a Deferral Notice the amount (in terms of dollars or a percentage or a combination thereof i.e., 50% of any amount in excess of $5,000) of bonus compensation to be deferred annually under the Plan. Such Deferral Notice shall be delivered to a member of the Committee at least thirty (30) days prior to the end of the calendar year with respect to which the bonus is awarded. A Deferral Notice relating to bonus compensation may be modified or terminated at any time by a Participant upon thirty (30) days' written notice to the Committee but such modification or termination shall be effective only with respect to calendar years which have at least thirty (30) days remaining after such modifying or terminating notice is received by a member tithe Committee.

C. Crediting

The amounts of compensation designated to be deferred shall be credited, as of the first day of calendar quarter following the period as to which such compensation was deferred, to a deferred compensation account (the "Account") established by the Employer for each Participant. The Participant shall at all times have a fully vested and nonforféitable interest in his/her Account The Employer may establish subaccounts for deferred amounts which are payable at different times or on different tams.

IV. Account

Each calendar quarter interest on the balance of a Account as of the last day of such quarter shall be credited to each Account (which term includes all subaccounts) at the rate of two percentage points below the prime rate as published in the Wall Street Journal on the last day of such quarter, provided, that in no event shall the rate at which interest is credited to Accounts exceed 12% or be less than 4%. The amount of the Account, upon which interest shall be calculated, shall include amounts of interest previously credited td the Account.

Title to and beneficial ownership of any assets, whether cash or investments which the Employer may earmark to pay the deferred compensation hereunder, shall at all times remain in the Employer. Any such investment (which shall not be required) shall be solely for the Employer's own account, and the Participant shall have no right, title or interest in any such investments. Employer makes no representation that any investment it chooses to make will be used solely to provide benefits under this Plan. Each Participant is solely an unsecured creditor of the Employer with respect to any benefit payable to a Participant hereunder.

Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall be create or be construed to create a trust of any kind, segregation of assets by the Employer, or a fiduciary relationship between the Employer and the Participant, his/her designated beneficiary or any other person.

V. Payment of Funds

A. Payment Pursuant to Designation

Each Participant may designate in any Deferral Notice the date on which the amounts deferred pursuant to such Deferral Notice shall become payable, and if such amounts are to become payable in more than one installment, the number and timing (not more frequent than quarterly) of such installments; and the Account or subaccount relating to compensation deferred pursuant to such Deferral Notice shall be paid by the Employer to the Participant in accordance with such designation. The Committee shall have the authority to reject any designation in any Deferral Notice by giving the Participant notice of such rejection and the reasons therefor within sixty (60) days after such Deferral Notice is received by the Committee. The Committee may from time to time establish such limitations as the Committee deems advisable with respect to the payment terms which Participants may designate. Except as set forth in Section D of this Article V, the designation of payment terms for compensation previously credited to a Participants Account may not be modified.

B. Termination of Reasons Other Than Death

If no designation of payment terms pursuant to Section A of this Article V is in effect with respect to any Account or subaccount, each Participant shall upon the termination of employment by Employer or any subsidiary of Employer for any reason other than death be entitled to payment of such Account or subaccount balance pursuant to the following schedule;

(a) As of the first day of the calendar year coincident with or next following the date the Participant's employment terminates, one-sixth of the balance in such Account or subaccount as of that date (after crediting any interest to be credited as of that date) shall be paid to the Participant; and

(b) On each anniversary of the date mentioned in (a) above as of which payments commence, there shall be paid to the Participant an amount equal to the net balance in the Account or suhaccount as of such anniversary date (after crediting interest as of that date) multiplied by a fraction, the numerator of which is one and the denominator of which is six (6) minus the number of payments previously made under this subsection. Accordingly, the final payment shall be the sixth payment which shall be made as of the fifth anniversary of the date the first payment is made, and the Account or subaccount shall be reduced to zero as of such date and thereafter.

C. Payments Upon Death

If a Participant dies before any Account or subaccount balance has been paid pursuant to Section A or B of this Article V. the balance thereof shall be paid to the person or persons (including trustee or trustees) named in the last written instrument signed by the Participant and received by the Committee prior to his/her death (the "Beneficiary'), and unless there is a contrary designation under Section A specifically referring to payments upon death, all Account or subaccount balances shall he paid to the Beneficiary within 120 days following the date of death Such written instrument may be in a form prescribed by the Committee. To the extent, if any, that the Participant fails effectively to designate a Beneficiary, or the Beneficiary designated dies before the date of the Participant's death or before complete payment of any Account or subaccount, payments shall be made to the legal representative or representatives of the estate of the last to die of a Participant and his/her Beneficiary. The Employer and the members of the Committee shall be fully protected in making any payment due hereunder in accordance with what the Employer believes to such last written instrument received by it, or the absence of such written instrument

D. Payment Designation Change

A Participant may, from the to time, make a written election designating the number, timing, and/or amount of payments relating to amounts theretofore credited to his/her Account or any subaccount, provided that (i) no such election shall accelerate into the calendar year in which such election is made any payment that otherwise would be made in a later calendar year and (ii) no such election shall defer into a later calendar year a payment that otherwise would be made in the calendar year in which such election is made. Each such election shall revoke all prior payment designations made with respect to such Account or subaccount, whether in the Participant's Deferral Notice or through a prior election tinder this Section D of Article V.

E. Emergency Payments

Upon written application of a Participant, or if the Participant is physically or mentally unable to make application him/herself upon written application of one responsible for his/her care, or upon written application by the Participants beneficiary, setting forth the circumstances and financial need, the Committee may permit such recipient to receive an emergency distribution in an amount no greater than the lesser of: (a) the amount needed to meet or satisfy expenses resulting from the emergency, or (b) the entire amount of Participant's Account. Any such distribution shall be for the sole purpose of enabling the Participant or his/her beneficiary to meet or satisfy expenses arising as a result of personal injury, sickness, disability, substantial damage or real or personal property or other unforeseen or unanticipated emergency oft Participant (or a member of his/her family) or the beneficiary (or a member of his/her family) which would otherwise cause great financial hardship Normal expenses for education, purchase of a home or home improvements are specifically excluded as events deemed to constitute an emergency. Such distribution shall reduce the amount of any installments remaining to be paid thereunder and/or the number of such installments, in the Committee's sole direction.

F. Payment to Incapacitated Person

Payments may be made to a person who is, in the opinion of Committee, incapacitated in any way so as to be unable to manage his/her financial affairs, in such of the following ways as the Committee shall determine:

(a) Directly to such person;

(b) To the legal representative of such person; or

(c) To some relative or friend of such person to be used for the latter's benefit.

G. Payment Procedure

The Committee may withhold from any payment any amounts required for federal and/or state income and employment tax withholding purposes, or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder. All payments hereunder shall be made in person or upon the recipient's personal receipt or endorsement I

VI. Non-assignability of Benefits

The right of any Participant. Beneficiary, or any other person to the payment of deferred compensation or other benefits under this Plan shall not be assigned, transferred, alienated or encumbered, voluntarily or involuntarily, except by will or by the laws of the descent and distribution.

VII. Miscellaneous

The Plan shall be binding upon and will inure to the benefit of the Employer, its successors and assigns, and the Participant and his/her heirs, assigns and legal representatives.

VIII. Termination or Amendment

The Committee may in its discretion terminate the Plan or amend it from time to time. No such termination or amendment shall after a Participants or his/her Beneficiary right to receive payments front amounts previously credited to such Participant's Account or reduce the rate of interest as to then existing Account balances, provided, however; that if the Employer is liquidated or merged or consolidated with another corporation the Employer's Board of Directors shall have the exclusive right to determine that any unpaid Account or subaccount balances shall be paid in any manner which the Board determines to be just and equitable.

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Pursuant to resolution of the Board of Directors of ALPHARMA INC., adopted May 23, l~84, this Plan became effective as of July 1, 1984, upon the approval of the President and Secretary.

Pursuant to a meeting of the Committee on October 14, 1994, this Plan was amended restated effective October 14, 1994.

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Beth P. Hecht, Secretary